Boston Therapeutics Receives First Purchase Order From Advance Pharmaceutical

SUGARDOWN(R) Sales in Hong Kong

MANCHESTER, NH -- (Marketwire - April 18, 2012) - Boston Therapeutics, Inc. (OTCBB: BTHE), a developer of diabetes therapeutics, today announced that it has received its first commercial purchase order for $157,000 from Advance Pharmaceutical Trading Co., a privately-held company based in Hong Kong.

Boston Therapeutics will manufacture and supply product for Advance Pharmaceutical Trading Co. Advance Pharmaceutical will be responsible for the packaging, marketing and distribution of SUGARDOWN® in the region. Advance Pharmaceutical made an equity investment in Boston Therapeutics to support clinical trials on SUGARDOWN® which concluded last year at University of Sydney in Australia.

"This purchase order is an important milestone in our Asia business development initiative. We believe that Advance Pharmaceutical Trading Co. is an excellent business partner to commercialize SUGARDOWN® in Hong Kong," said Ken Tassey, President of Boston Therapeutics. "Advance Pharmaceutical has a strong market presence in Hong Kong and Southern China with several of its drugs taking lead positions in those markets. We believe Advance's decades of experience in product development, regulatory, licensing, marketing, distribution and international trade provide valuable growth opportunities for Boston Therapeutics," said Tassey.

"We are pleased to make our first product order with Boston Therapeutics to commercialize SUGARDOWN® in China," said Chan Hong Wang Alvin, Marketing Director at Advance Pharmaceutical Trading Co. "SUGARDOWN® has the potential to have a positive impact on the lives of millions of diabetics and pre-diabetics in China. The clinical data from the study at University of Sydney will support our marketing efforts in Hong Kong and China. We value our relationship with Boston Therapeutics and the opportunity to commercialize SUGARDOWN®," said Mr. Chan.

According to an article published in the New England Journal of Medicine, 92 million adults in China have diabetes and 148 million adults are pre-diabetic (Yang, et al., NEJM 2010; 362:1090.).

About SUGARDOWN®
SUGARDOWN®, a non-systemic dietary supplement, is a complex carbohydrate-based chewable tablet to moderate post-meal blood glucose for those concerned about their blood glucose levels. It is a proprietary polysaccharide designed to be taken before meals and works in the gastrointestinal system to block the action of carbohydrate-hydrolyzing enzymes which break down carbohydrates into simple sugars.

SUGARDOWN® is commercially available at www.sugardown.com

About Boston Therapeutics, Inc.
Boston Therapeutics, headquartered in Manchester, NH, is a leader in the field of glyco-pathology, a specialized field involving understanding the importance of carbohydrates in biochemistry and progression of diseases. The Company's initial product pipeline is focused on developing and commercializing therapeutic molecules for diabetes: PAZ320, a non-systemic chewable therapeutic compound designed to reduce post-meal glucose excursion, SUGARDOWN®, a non-systemic chewable complex carbohydrate dietary supplement designed to moderate post-meal blood glucose, and IPOXYN™, a systemic, injectable complex carbohydrate-based oxygen therapeutic for limb ischemia. Boston Therapeutics petitioned the U.S. FDA to submit an Abbreviated New Drug Application (ANDA) for chewable Metformin. The Company signed a licensing agreement with Hong Kong-based Advance Pharmaceuticals Co Ltd. and received its first commercial purchase order from a distributor in Italy to market SUGARDOWN®. In 2011 the Company completed a clinical trial with SUGARDOWN®. The Company's drug candidate PAZ320 is currently in clinical trials at Dartmouth-Hitchcock Medical Center in Hanover, N.H.

About Advance Pharmaceutical Trading Co.
Advance Pharmaceutical Trading Company is a leading Hong Kong-based pharmaceutical company. Advance Pharmaceutical Company currently sells over 400 types of licensed pharmaceutical products, consisting of prescription and over the counter products to local dispensaries, medicine shops, clinics and hospitals, as well as chain stores, such as 7-11, Wellcome, Park-N-Shop, Mannings and Watson's. Outside of Hong Kong, Advance Pharmaceutical Company has been building and maintaining its marketing network in Macau since 1983 and has many years of experience in exporting and distributing pharmaceutical products to China. Currently, Advance Pharmaceutical Company's products penetrate 90% of dispensaries and drug stores in Macau. Additional information is available at http://www.apc.com.hk/aboutus.php

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements.

More information about those risks and uncertainties is contained and discussed in the Company's most recent quarterly or annual report and in the Company's other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company's views as of the date of this news release and should not be relied upon to represent the Company's views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

SUGARDOWN® is a registered trademark of Boston Therapeutics, Inc.
IPOXYN™ is a registered trademark of Boston Therapeutics, Inc.

Investor Contact:
Ken Tassey
President
Boston Therapeutics, Inc.
ken.tassey@bostonti.com
(978) 886-0421
www.bostonti.com